As filed with the Securities and Exchange Commission on April 3, 2006

Registration No. 333-122431

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2

ON

FORM S-3

REGISTRATION STATEMENT

Under the Securities Act of 1933

Medivation, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	13-3863260
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

501 Second Street, Suite 211

San Francisco, CA 94107

(415) 543-3470

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

C. Patrick Machado

Senior Vice President and Chief Financial Officer

Medivation, Inc.

501 Second Street, Suite 211

San Francisco, CA 94107

(415) 543-3470

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Michael W. Hall, Esq.

Bradley A. Bugdanowitz, Esq.

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

(650) 328-4600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.01 par value per share	3,640,419	$4.275	$15,562,791	$1665.22

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Medivation, Inc.’s common stock, par value $0.01 per share, that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low sales prices of the common stock, as reported on the American Stock Exchange on March 30, 2006.
(3)	$6,143 was previously paid by wire transfer to the Commission in connection with the filing of the Registrant’s initial Registration Statement on Form SB-2, Registration No. 333-122431, on January 31, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

3,640,419 shares

Medivation, Inc.

Common Stock

This prospectus covers 3,640,419 shares of our common stock that may be offered for resale by the selling stockholders named in this prospectus and the persons to whom such selling stockholders may transfer their shares. No securities are being offered or sold by us pursuant to this prospectus. The selling stockholders acquired the common stock directly from us in transactions exempt from the registration requirements of federal and state securities laws. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is quoted on the American Stock Exchange under the symbol “MDV.” On March 30, 2006, the last reported sale price of our common stock on the American Stock Exchange was $4.30 per share.

The selling stockholders may sell their shares from time to time on the American Stock Exchange or otherwise, in one or more transactions at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all fees and expenses incident to the registration of the shares covered by this prospectus.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 3, 2006.

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, some of our stockholders may sell shares of our common stock under our shelf registration statement. Any prospectus supplement that is filed in connection with the offering of the shares included in this registration statement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Medivation is a trademark in the U.S. This prospectus includes product names, trade names and trademarks of other companies. All other product names, trade names and trademarks appearing in this prospectus are the property of their respective holders. Aricept®, Exelon®, Razadyne® and Namenda® are registered trademarks of Pfizer Inc. and Eisai Co., Ltd., Novartis AG, Johnson & Johnson and Forest Laboratories, Inc., respectively; and, without limitation, any product name, trade name, or trademark in this prospectus followed immediately with the ® or ™ symbol is meant to indicate that the company has no product name, trade name, trademark or other intellectual property rights with respect to such word.

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SUMMARY

The following summary provides an overview of certain information about our company and the offering and may not contain all the information that may be important to you. This summary is qualified in its entirety by and should be read together with the information contained in other parts of this prospectus. You should carefully read this entire prospectus before making a decision about whether to invest in our common stock.

Medivation, Inc.

Our Business Strategy

Our business strategy is to acquire, develop and sell or partner biomedical technologies in the early-development stage of the research and development process—the stage beginning with the identification of a specific biomedical product candidate with a demonstrated scientific rationale for further development, and ending upon the completion of Phase 2 clinical trials designed to provide evidence of potential safety and efficacy in patients. Based on this focus, we generally will not engage in discovery research, Phase 3 clinical trials or commercialization. Rather, we target biomedical technologies that already have reached the early-development stage, and generally plan to partner or sell successful development programs following completion of Phase 2 clinical trials. Once we acquire a biomedical technology, we focus on driving development rapidly and cost-effectively. To minimize fixed costs and maximize flexibility, we have developed a business model which efficiently uses experienced outside consultants, who are well integrated into our management team, for specific projects.

We seek to establish and maintain a portfolio of between four and six active development programs at any given time. We focus on early-development stage biomedical technologies that have strong intellectual property positions, address large unmet medical needs, have the potential to enter clinical development within 12 to 18 months after acquisition, and have the potential to generate at least six-fold returns on investment within three years through sale to, or partnership with, larger pharmaceutical or medical device companies. Upon completion of any such sale or partnership transaction, and depending on our then current capital needs, we will consider returning transaction proceeds to our investors through special dividends or stock repurchases.

We believe that early-development stage biomedical technologies offer the optimal risk-adjusted return on investment. By risk-adjusted return, we mean the ability to maximize a return on an investment decision relative to the risks associated with development, time and capital expenditures. We believe that discovery stage research of biomedical technologies, prior to early-development stage research and development, generally has extremely high risk and capital requirements and long development timelines. Alternatively, later-stage biomedical technologies (such as those in Phase 3 clinical trials), although typically lower in development risk, generally have extremely high acquisition and development costs.

We believe that our business strategy maximizes what we perceive to be our competitive advantages, including:

•	our ability to identify and acquire early-development stage biomedical technologies with favorable risk/reward ratios based on our technical expertise;

•	our credibility and relationships with the academic community, a primary source of deal flow for the early-development stage biomedical technologies we target;

•	our ability to develop early-development stage biomedical technologies more quickly and cost-effectively than larger, less flexible companies; and

•	our management’s track record of successfully executing this business strategy, from technology acquisition through exit by sale to a corporate partner, at a prior company.

Our History and Historical Financial Information

We were formed in Delaware in October 1995, under our former name Orion Acquisition Corp. II, to identify and consummate a business combination. Medivation Neurology, Inc. was formed in Delaware in September 2003, under its former name Medivation, Inc., to acquire and develop Dimebon. On December 17, 2004, Medivation Neurology, Inc. became our subsidiary pursuant to a merger. Medivation Prostate Therapeutics, Inc. was formed in Delaware in July 2005 as our subsidiary to acquire and develop the MDV 300 series technologies.

Our offices are located at 501 Second Street, Suite 211, San Francisco, California 94107, and our telephone number is (415) 543-3470.

RISK FACTORS

You should carefully consider the following material risks in addition to the other information set forth in this prospectus before making an investment in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently believe to be immaterial, may also adversely affect our business. You should also carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 incorporated by reference herein before making an investment decision. For more information, see “Where You Can Find More Information.”

Risks Related to our Business

We have incurred net losses since inception, expect to incur increasingly large losses in the future as we expand our development activities, and may never achieve revenues or profitability.

We are a development stage company and have never recognized any revenue from the sale of products or any other source. We have not completed development of any of our product candidates, and do not expect that any of our present or future product candidates will be commercially available for a number of years, if at all. We have incurred losses since inception and expect to continue to incur substantial and increasing losses for the foreseeable future as we increase our spending to finance clinical and preclinical studies of our existing product candidates, the evaluation, acquisition and development of additional product candidates, and the costs associated with being a public company. Our operating losses have had, and will continue to have, an adverse impact on our working capital, total assets and stockholders’ equity. We do not know whether or when we will generate revenue or become profitable because of the significant uncertainties with respect to our ability to generate revenue from any of our current or future product candidates.

Because we depend on financing from third parties for our operations, our business may fail if such financing becomes unavailable or is offered on commercially unreasonable terms.

To date, we have financed all of our operations through borrowings and the sale of our equity securities. We will require significant additional capital to develop our existing product candidates, and to acquire and develop other product candidates. Our future capital requirements will depend on many factors, including:

•	the scope and results of our preclinical and clinical trials;

•	whether we experience delays in our preclinical and clinical development programs, or slower than anticipated product development;

•	whether we identify other product candidates that we wish to acquire, and the costs of acquiring and developing those product candidates;

•	whether we are able to enter into collaborative partnerships with regard to any of our product candidates, and the terms of any such collaboration;

•	the timing and requirements of, and the costs involved in, conducting studies required to obtain regulatory approvals for our product candidates from the FDA and comparable foreign regulatory agencies;

•	as necessitated by our business model, the availability of third parties to perform the key development tasks on our product candidates, including conducting preclinical and clinical studies and manufacturing the drugs or medical devices to be tested in those studies, and the associated costs of those services;

•	the availability and cost of raw materials required to manufacture drugs and medical devices for testing in our preclinical and clinical studies; and

•	the costs involved in preparing, filing, prosecuting, maintaining, defending the validity of, and enforcing, patent claims and other patent-related costs, including litigation costs and the results of such litigation.

We may not be able to obtain additional financing when we need it on acceptable terms or at all. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our product candidates, acquire or develop additional product candidates or respond to competitive pressures or unanticipated requirements. For these reasons, any inability to raise additional capital when we require it would seriously harm our business.

Our business strategy depends on our ability to identify and acquire additional product candidates which we may never acquire or identify for reasons that may not be in our control, or are otherwise unforeseen or unforeseeable to us.

A key component of our business strategy is to diversify our product development risk by identifying, acquiring and developing additional early-development stage product candidates, whether drugs or medical devices. However, we may not be able to identify other promising technologies. In addition, the competition to acquire promising biomedical technologies is fierce, and many of our competitors are large, multinational pharmaceutical, biotechnology and medical device companies with considerably more financial, development and commercialization resources and experience than we have. Thus, even if we succeed in identifying promising technologies, we may not be able to acquire rights to them on acceptable terms or at all. If we are unable to identify and acquire new technologies, we will be unable to diversify our product risk. We believe that any such failure would have a significant negative impact on our prospects because the risk of failure of any particular development program in the pharmaceutical and medical device fields, including that of our existing programs, is high.

Our reliance on third parties for the operation of our business may result in material delays, cost overruns and/or quality deficiencies in our development programs.

Our business strategy requires us to keep our employee count relatively low and rely largely on outside consultants to perform key product development tasks, such as conducting preclinical and clinical studies and manufacturing the product candidates to be tested in those studies. In order to execute this component of our strategy successfully, we will need to identify, engage and properly manage qualified external consultants who will perform these development activities. For example, we need to monitor the activities of our consultants closely to ensure that they are performing their tasks correctly, on time and on budget and in compliance with strictly-enforced regulatory standards. Our ability to identify and retain key consultants with the requisite knowledge is critical to our business and the failure to do so could have a material adverse impact on our business. Because all of our consultants work for other clients in addition to us, we also need to ensure that our consultants are appropriately prioritizing our projects. If we fail to manage our consultants well, we could incur material delays, cost overruns or quality deficiencies in our development programs, as well as other material disruptions to our business.

Because we depend on our management to oversee the execution of development plans for our existing product candidates and to identify and acquire promising new product candidates, the loss of any of our managers would harm our business.

Our future success depends upon the continued services of our executive officers. We are particularly dependent on the continued services of David Hung, M.D., our President and Chief Executive Officer and a member of our board of directors. Dr. Hung identified all of our existing product candidates for acquisition, and has primary responsibility for identifying and evaluating other potential product candidates. We believe that Dr. Hung’s services in this capacity would be difficult to replace. None of our executive officers is bound by an employment agreement for any specific term, and they may terminate their employment at any time. In addition, we do not have “key person” life insurance policies covering any of our executive officers. The loss of the services of any of our executive officers could delay the development of our existing product candidates, and delay or preclude the identification and acquisition of new product candidates, either of which events could harm our business.

Risks Related to our Product Development Candidates

By virtue of our industry and business strategy, our product candidates are in the early stages of development and require extensive, time consuming and expensive preclinical and clinical testing to establish safety and efficacy. We may never attract partners for our technologies or receive marketing approval in any jurisdiction.

The research and development of pharmaceuticals and medical devices is an extremely risky industry. Only a small percentage of product candidates that enter the development process ever receive marketing approval. Furthermore, our stated business strategy is to focus exclusively on product candidates in the early-development stage, which product candidates by definition are even further from potential marketing approval, and thus riskier than pharmaceutical and medical device product candidates in later stages of development.

Except for Dimebon’s approval in Russia as an antihistamine, which is not a commercially attractive opportunity for us, none of our product candidates is currently approved for sale anywhere in the world, and none of them may ever receive such approval. Furthermore, Dimebon has not yet completed and none of our other product candidates has yet begun the rigorous preclinical testing required to seek FDA approval to commence clinical studies in the U.S., nor has any of our product candidates other than Dimebon ever been tested in humans. The process of conducting the preclinical and clinical testing required to establish safety and efficacy and obtain marketing approval is expensive, uncertain and takes many years. If we are unable to complete preclinical or clinical trials of any of our current or future product candidates, or if the results of these trials are not satisfactory to convince regulatory authorities or potential partners of their safety or efficacy, we will not be able to attract partners or obtain marketing approval for any products. Even if we achieve positive results in early-stage clinical trials, including our ongoing Russian Phase 2 Alzheimer’s disease trial and our planned Phase 1-2a Huntington’s disease and hormone-refractory prostate cancer trials, we do not know if the results of later-stage clinical trials will be positive because product candidates in later stages of clinical trials often fail to show the desired safety and efficacy traits despite having progressed through preclinical or early- stage clinical testing. Furthermore, even if we or our potential partners are able to obtain marketing approvals, those approvals may be for indications that are not as broad as desired. If this occurs, our business will be materially harmed and our ability to generate revenue will be severely impaired.

Before we or our potential partners can obtain regulatory approval for the sale of our product candidates, they must be subjected to extensive preclinical and clinical testing to demonstrate their safety and efficacy for humans. The preclinical and clinical trials of any product candidates that we develop must comply with regulation by numerous federal, state and local government authorities in the U.S., principally the FDA, and by similar agencies in other countries. In the case of our pharmaceutical product candidates, we will be required to obtain and maintain an effective investigational new drug application to conduct human clinical trials in the U.S. and must obtain and maintain regulatory approval before proceeding to successive phases of our clinical trials. Similar regulatory requirements apply to medical devices, and may become relevant to us should we acquire any medical device product candidates. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information for each therapeutic indication to establish the product candidate’s safety and efficacy for its intended use. It takes years to complete the testing of a new drug or medical device, and failure can occur at any stage of testing. For example, our testing may be delayed or halted due to any of the following:

•	any preclinical test or clinical trial may fail to produce safety and efficacy results satisfactory to the FDA or foreign regulatory authorities;

•	preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval;

•	negative or inconclusive results from a preclinical test or clinical trial or adverse medical events during a clinical trial could cause a preclinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful;

•	the FDA or foreign regulatory authorities can place a clinical hold on a trial if, among other reasons, it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury;

•	the FDA might not approve the clinical processes or facilities that we utilize, or the processes or facilities of our consultants, including without limitation the vendors who will be manufacturing drug substance and drug product for us or any potential collaborators;

•	any regulatory approval we or any potential collaborators ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable; and

•	we may encounter delays or rejections based on changes in FDA policies or the policies of foreign regulatory authorities during the period in which we develop a drug or the period required for review of any new drug application.

In addition, we may encounter increased costs or delays based on our inability to enroll a sufficient number of patients to complete our clinical trials. Patient enrollment depends on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs, program delays or both, which could have a harmful effect on our ability to develop Dimebon or any other product candidates. In addition, if we are delayed in reaching, or are unable to reach, product development milestones we may be unable to comply with requirements in our present and future license agreements, which could result in partial or total loss of our license rights.

Our business strategy is based on selling or partnering our product development candidates to third parties prior to commencing later-stage clinical trials and receipt of marketing approval. We have not yet entered into any such sale or partnering transactions, and we cannot control whether we will be able to do so on favorable terms or at all.

Our business strategy entails developing pharmaceutical and medical device product candidates through completion of human proof-of-concept studies, and then selling or partnering our programs to larger companies for late-stage clinical development and commercialization. We may also be required to enter into collaborative relationships earlier in the product development process to complement our internal efforts and/or to generate necessary financing. We have not entered into any such sales or collaborations to date. It may be difficult for us to find third parties that are willing to enter into such transactions on acceptable economic terms or at all. We also will be competing with many other companies as we seek partners for our product candidates, and we may not be able to compete successfully against those other firms. If we are not able to enter into sales or collaboration transactions for our product development candidates, we would be required to undertake and fund further development, clinical trials, manufacturing and marketing activities solely at our own expense and risk. If we are unable to finance those expensive activities, we would have to substantially reduce our development efforts and our business and prospects would be materially and adversely harmed for that reason.

If we enter into sales or collaboration transactions, we will be dependent upon our partners, and we may be unable to prevent them from taking actions that may be harmful to our business or inconsistent with our business strategy.

Any sales or collaboration agreements we may enter into with respect to our product development candidates are likely to provide us with little or no control over the activities of our partners. For example, future partners, if any, are likely to have the right to terminate the collaboration at their option. Our partners may decide to terminate a development program under circumstances where we might have continued such a program, or may be unable or unwilling to pursue ongoing development and commercialization activities as quickly as we would prefer. Any partner may be unwilling or unable to fulfill its obligations to us, including its development and commercialization responsibilities in respect of our product candidates. Our partners will likely have significant discretion in determining the efforts and level of resources that they dedicate to the development and commercialization of our product candidates. In addition, our collaborators may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products that are the subject of the collaboration with us.

We expect that the financial returns to us in any sale or collaboration agreement would depend in large part on the achievement of development and/or commercialization milestones on our product candidates. Therefore, our success, and any associated financial returns to us and our investors, will depend on the ability of any of our future collaborators to establish the safety and efficacy of our product development candidates in later-stage Phase 3 clinical trials, obtain and maintain regulatory approvals from the FDA and other foreign regulatory agencies and commercialize products developed from our product candidates. In addition to conducting later-stage clinical trials and seeking and maintaining regulatory approval, we likely will be dependent on our collaborators for the manufacture of clinical scale quantities of our product candidates and would be dependent on them in the future for commercial scale manufacture, distribution, sales, marketing and reimbursement. These collaborators may not be successful in manufacturing our product candidates for later-stage clinical trials or on a commercial scale or in commercializing them. If any future collaborator terminates its collaboration with us or fails to perform or satisfy its obligations to us, the development, regulatory approval or commercialization of our product candidate would be delayed or may not occur and our business and prospects would be materially and adversely affected for that reason.

If our product candidates cannot be manufactured in a cost-effective manner and in compliance with current good manufacturing practices and other applicable regulatory standards, they will not be commercially successful.

All pharmaceutical and medical device products in the U.S., Europe and other countries must be manufactured in strict compliance with current good manufacturing practices (GMP) and other applicable regulatory standards. Establishing a GMP-compliant process to manufacture pharmaceutical and medical device products involves significant time, cost and uncertainty. Furthermore, in order to be commercially viable, any such process would have to yield product on a cost-effective basis, using raw materials that are commercially available on acceptable terms. We have manufactured Dimebon in the U.S. under a GMP-compliant process for use in our preclinical and anticipated early clinical studies in the U.S. The manufacturing process we used, which is based on the process used in Russia, uses a chemical that is hazardous to handle, difficult to source and expensive to process. We will need to refine our manufacturing process to avoid use of this chemical in order to manufacture Dimebon at large-scale on a cost-effective basis. We have not yet commenced this process development work, and cannot guarantee that we will be able to complete it successfully. Furthermore, none of our MDV 300 series compounds has been manufactured either at large-scale or in compliance with GMP. We thus face the risk that large scale GMP manufacture of any of our compounds would not be possible, on a cost-effective basis or at all, which would materially and adversely effect the value of these programs.

Any of our product development candidates that receive marketing approval will face significant competition from other approved products and other products in development.

The drug and medical device development markets are intensely competitive in general. Furthermore, our business strategy is to target large unmet medical needs, and those markets are even more highly competitive. For example, there are four drugs currently marketed in the U.S. to treat Alzheimer’s disease, and these drugs all target at least one of the same mechanisms as does Dimebon. Companies marketing these FDA-approved Alzheimer’s disease therapeutics include some of the world’s largest and most experienced pharmaceutical companies, such as Pfizer Inc., Novartis AG and Johnson & Johnson. In addition, while there currently is only one drug that the FDA has approved to treat hormone-refractory prostate cancer, there likely will be other approved treatments on the market by the time any of our MDV 300 series compounds could potentially receive marketing approval. While there currently is no FDA-approved therapy for Huntington’s disease, one or more such therapies could exist by the time Dimebon could potentially receive marketing approval for Huntington’s disease. There are also dozens of additional small molecule and recombinant protein candidates in development targeting the clinical indications we are pursuing, particularly Alzheimer’s disease and hormone-refractory prostate cancer. Most, if not all, of these competing drug development programs are being conducted by pharmaceutical and biotechnology companies with considerably greater financial resources, human resources and experience than ours.

Any of our product candidates that receives regulatory approval will face significant competition from both approved drugs, as well as from any of the drugs currently under development that may subsequently be approved. Bases upon which our product candidates would have to compete successfully include efficacy, safety, price and cost-effectiveness. In addition, our product candidates would have to compete against these other drugs with several different categories of decision makers—including physicians, patients, government and private third-party payors, technology assessment groups and patient advocacy organizations. Even if one of our product candidates is approved, we cannot guarantee that we or any of our future partners will be able to compete successfully on any of these bases. Any future product candidates that we may subsequently acquire will face similar competitive pressures. If we or any of our future partners cannot compete successfully on any of the bases described above, our business will not succeed.

Third-party payors, including public insurers such as Medicare and Medicaid, and private insurers, pay for a large share of health care products and services consumed in the U.S. In Europe, Canada and other major international markets, third-party payors also pay for a significant portion of health care products and services, and certain of those countries have nationalized health care systems in which the government pays for all such products and services. Even if approved by the FDA and other regulatory agencies, our product candidates are unlikely to achieve commercial success unless they are covered widely by third-party payors and reimbursed at a rate which generates an acceptable commercial return for us and any collaborative partner. It is increasingly difficult to obtain coverage and acceptable reimbursement levels from third-party payors, and we may be unable to achieve these objectives. Achieving coverage and acceptable reimbursement levels typically involves negotiating with individual payors, and is a time-consuming and costly process. In addition, we would face competition in such negotiations from other approved drugs against which we compete, and the marketers of such other drugs are likely to be significantly larger than us and therefore enjoy significantly more negotiating leverage. Failure to achieve coverage and acceptable reimbursement levels could harm our business.

We may be subject to product liability or other litigation, which if successful could materially and adversely harm our business and financial condition as a result of the costs of liabilities that may be imposed thereby, result in an inefficient allocation of our critical resources and delay the implementation of our business strategy.

Our business exposes us to the risk of product liability claims that is inherent in the development of drugs and medical devices. If any of our product candidates harms people, or is alleged to be harmful, we may be subject to costly and damaging product liability claims brought against us by clinical trial participants, consumers, health care providers, pharmaceutical companies or others. We have product liability insurance covering our Russian Phase 2 Alzheimer’s disease study and our planned Phase 1-2a Huntington’s disease study, but do not have insurance for any of our other development activities. If we are unable to obtain insurance at an acceptable cost or otherwise protect against potential product liability claims, we may be exposed to significant litigation costs and liabilities, which may materially and adversely affect our business and financial position. If we are sued for injuries allegedly caused by any of our product candidates, our litigation costs and liability could exceed our total assets and our ability to pay. In addition, we may from time to time become involved in various lawsuits and legal proceedings which arise in the ordinary course of our business. Any litigation to which we are subject could require significant involvement of our senior management and may divert management’s attention from our business and operations. Litigation costs or an adverse result in any litigation that may arise from time to time may adversely impact our operating results or financial condition.

Risks Specific to our Dimebon Program

The previously conducted Russian studies upon which we relied in acquiring our Dimebon program were not performed in accordance with U.S. regulatory standards, and we therefore cannot use them to demonstrate the safety or efficacy of Dimebon to the FDA or other regulatory agencies.

Our decision to develop Dimebon as a treatment for Alzheimer’s disease is based in large part on the Russian studies submitted in support of Dimebon’s approval in Russia as an oral antihistamine in 1983, later Russian studies of Dimebon in various animal models of Alzheimer’s disease and the pilot 14-patient clinical study of Dimebon in Alzheimer’s disease patients in Russia. These studies were not performed in accordance with U.S. regulatory standards. For example, we lack sufficient documentation to establish that the Dimebon used in the Russian studies complies with the applicable manufacturing standards of the FDA. Furthermore, the Russian pilot clinical study used study endpoints different from those currently required by the FDA for approval of Alzheimer’s disease therapeutics. Thus, we cannot rely upon the previously conducted Russian studies as affirmative evidence of either safety or efficacy in applications to the FDA and other regulatory authorities relating to development or marketing of Dimebon or to attract potential partners. We do not know if any of the prior Russian results will be predictive of the results of preclinical and clinical studies that we must perform in accordance with U.S. regulatory standards to determine whether Dimebon is a safe and effective treatment for Alzheimer’s disease or Huntington’s disease. Finally, many of the animal and human studies required to prove that Dimebon is safe and effective according to U.S. regulatory standards have never been performed in Russia or elsewhere. Thus, we do not know if Dimebon will ever demonstrate the requisite safety or efficacy to attract a partner or to obtain marketing approval in the U.S., Europe or any other country to treat Alzheimer’s disease, Huntington’s disease or any other condition.

Chronic use of Dimebon has never been tested in humans and Dimebon may never be approved to treat Alzheimer’s disease or Huntington’s disease as a result of unforeseen risks to humans.

The approved human use of Dimebon in Russia is as an oral antihistamine. Patients typically take oral antihistamines only for a short duration of time, generally 14 days or less. By contrast, the duration of the pivotal registration studies required by the FDA for approval of the presently marketed Alzheimer’s disease therapeutics was six months. While there currently are no drugs that the FDA has approved to treat Huntington’s disease, we expect that the duration of the registration studies for Huntington’s disease will be comparable to those for Alzheimer’s disease. If Dimebon were approved, use in actual Alzheimer’s disease patients and Huntington’s disease patients likely would involve treatment with Dimebon for even longer periods of time. To date, the longest human exposure to Dimebon in a completed clinical study of which we are aware is two months. We do not know whether use of Dimebon for six months or longer will prove to be safe in humans. Safety issues may arise from such chronic exposure that did not arise from shorter-term use of the drug. Should such issues arise, they could delay or prevent our ability to obtain approval to sell Dimebon to treat Alzheimer’s disease, Huntington’s disease, or any other indication, and give rise to potential product liability claims against us.

Conducting a clinical study in Russia involves risks not typically associated with U.S. studies which may result in timing, cost and/or quality problems in our Russian Phase 2 clinical study for Alzheimer’s disease.

In order to maximize the persuasive value of the data generated, we plan to conduct our Russian Phase 2 clinical study in compliance with good clinical practices. Ensuring good clinical practices compliance of Russian clinical sites will involve risks, including risks associated with language barriers and the fact that Russian clinical investigators in general have only limited experience in conducting clinical studies to rigorous Western standards. We will seek to mitigate this risk by monitoring and auditing the ongoing performance of our study, using both our employees and outside consultants, to ensure that good clinical practices and all other regulatory requirements are adhered to. Failure to attain and document good clinical practices compliance would adversely impact the value of any data generated from our ongoing Russian study, including its value to potential acquirers/corporate partners. In addition, should it take more time or money than currently anticipated to perform any required site training, monitoring or auditing activities, our Phase 2 study in Russia could be delayed, run over budget, or both.

Because we are using Russian-produced Dimebon in our ongoing Russian Phase 2 clinical study for Alzheimer’s disease, we will not be able to rely on it as a pivotal registration study even if the results are positive.

The Dimebon we are using in our Russian Phase 2 study was produced by a Russian company. The Russian manufacturer is licensed by the Russian government to manufacture Dimebon tablets for human use in Russia (where Dimebon was approved for human use as an antihistamine in 1983), and has engaged in such manufacture for several years. Although we have tested a previous batch of Dimebon tablets made by the Russian company in a U.S. laboratory and found them to be of high purity and satisfactory for use, we cannot demonstrate that the Russian company’s manufacturing process complies with good manufacturing practices according to U.S. standards. Since we are unable to demonstrate the U.S. good manufacturing practices compliance of the Russian-produced tablets, our use of those tablets in the Russian Phase 2 study means that this study, if positive, could be relied upon as a proof-of-concept study but not as a pivotal registration study.

Risks Related to Intellectual Property

Intellectual property protection for our product candidates is crucial to our business, and is subject to a significant degree of legal risk—particularly in the life sciences industry.

The success of our business will depend in part on our obtaining and maintaining intellectual property protection—primarily patent protection—of our technologies and product candidates, as well as successfully defending these patents against third-party challenges. We and our potential future collaborators will only be able to protect our technologies and product candidates from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us or our potential future collaborators to gain or keep our competitive advantage.

The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. Further, changes in either the patent laws or in interpretations of patent laws in the U.S. or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be granted or enforced in our patents or in third-party patents that we have licensed. For example:

•	we or our licensors might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•	we or our licensors might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications or the pending patent applications of our licensors will result in issued patents;

•	our issued patents and future issued patents, or those of our licensors, may not provide a basis for commercially viable products, or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties; and

•	we may not develop additional proprietary technologies or product candidates that are patentable.

Our existing and any future patent rights may not adequately protect any of our product candidates, which could prevent us from ever generating any revenues or profits.

At December 31, 2005, we owned an issued patent in the U.S., Europe and Hong Kong, with claims covering the use of Dimebon and certain related compounds to treat neurodegenerative diseases, a corresponding patent application that is pending in Canada, and a continuation application that is pending in the U.S. We also own a pending patent application claiming the use of Dimebon and certain related compounds for anti-aging purposes, and we jointly own a pending patent application claiming the use of Dimebon and certain related compounds to treat Huntington’s disease. Additionally, we have an exclusive license to pending patent applications covering our MDV 300 series compounds and their uses. Our MDV 300 series compounds are not presently protected by any issued patents. We intend to prosecute or request that our licensors prosecute all pending patent applications that are owned or licensed by us in the U.S., Europe and any other jurisdiction we deem commercially attractive. However, we cannot guarantee that any of our pending or future patent applications will mature into issued patents, or that any issued patents will adequately protect our product candidates from competitors. For example, there is a large body of prior art, including multiple issued patents and published patent applications, disclosing molecules in the same chemical class as our MDV 300 series compounds. Since our MDV 300 series compounds include more than 160 specific molecules, we expect that some members of this series may not be patentable in light of this prior art, or may infringe the claims of patents presently issued or issued in the future. Furthermore, we also cannot guarantee that any of our present or future issued patents will not be challenged by third parties, or that they will withstand any such challenge.

If we are not able to obtain adequate protection for, or defend, the intellectual property position of our technologies and product candidates, then we may not be able to attract collaborators to acquire or partner our development programs. Further, even if we can obtain protection for and defend the intellectual property position of our product candidates, we or any of our potential future collaborators still may not be able to exclude competitors from developing or marketing competing drugs. Should this occur, we and our potential future collaborators may not generate any revenues or profits from our product candidates.

We could become subject to litigation or other challenges regarding intellectual property rights, which could divert management attention, cause us to incur significant costs and prevent us from selling or using the challenged technology.

In recent years, there has been significant litigation in the U.S. and elsewhere involving pharmaceutical patents and other intellectual property rights. In particular, generic pharmaceutical manufacturers have been very aggressive in attacking the validity of patents held by proprietary pharmaceutical companies, especially if these patents are commercially significant. If any of our present or future product candidates succeeds, we may face challenges to our existing or future patents. For example, in the prosecution of our issued U.S. patent claiming the use of Dimebon and certain related compounds to treat neurodegenerative diseases, the prior owners missed a filing deadline with the U.S. Patent & Trademark Office (PTO), which resulted in the patent application being deemed abandoned. The prior owners petitioned the PTO to revive the patent application alleging that missing the deadline was unintentional, and the PTO approved the petition and issued the patent. However, as with any other decision the PTO makes, this decision could be challenged in subsequent litigation in an attempt to invalidate this issued U.S. patent and any other U.S. patent that may issue based on the same patent application.

In the future, we may be a party to litigation to protect our intellectual property or as a result of an alleged infringement of others’ intellectual property. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation, or a narrowing of the scope of, of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to litigate and resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

•	discontinue our products that use the challenged intellectual property; or

•	obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all.

If we are forced to take any of these actions, our business may be seriously harmed. Although we carry general liability insurance, our insurance does not cover potential claims of this type.

In addition, our patents and patent applications, or those of our licensors, could face other challenges, such as interference proceedings, opposition proceedings and re-examination proceedings. Any such challenge, if successful, could result in the invalidation of, or in a narrowing of the scope of, any such patents and patent applications. Any such challenges, regardless of their success, would likely be time-consuming and expensive to defend and resolve, and would divert management time and attention.

We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights to protect these rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel, and we may not prevail in making these claims.

We may need to obtain licenses of third-party technology that may not be available to us or are available only on commercially unreasonable terms, and which may cause us to operate our business in a more costly or otherwise adverse manner that was not anticipated.

From time to time we may be required to license technology from third parties to develop our existing and future product candidates. For example, in our industry there are a large number of issued patents and published patent applications with claims to treating diseases generically through use of any product that produces one or more biological activities—such as inhibiting a specific biological target. We are aware of several such issued patents relating to Alzheimer’s disease, and expect to continue to encounter such patents relating to other diseases targeted by our present and future product candidates. We have not conducted experiments to analyze whether, and we have no evidence that, any of our product candidates produces the specific biological activities covered in any of the issued patents or published patent applications of which we are presently aware. We have not sought to acquire licenses to any such patents. In addition, we have not yet developed final manufacturing processes for any of our product candidates, and any such processes that we develop may require licenses to third party technology. Should we be required to obtain licenses to any third-party technology, including any such patents based on biological activities or required to manufacture our product candidates, such licenses may not be available to us on commercially reasonable terms, or at all. The inability to obtain any third-party license required to develop any of our product candidates could cause us to abandon any related development efforts, which could seriously harm our business and operations.

We may become involved in disputes with potential future collaborators over intellectual property ownership, and publications by our research collaborators and scientific advisors could impair our ability to obtain patent protection or protect our proprietary information, which, in either case, could have a significant impact on our business.

Inventions discovered under research, material transfer or other such collaborative agreements may become jointly owned by us and the other party to such agreements in some cases, and the exclusive property of either party in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention, or whether it is jointly owned, and disputes could arise regarding ownership of those inventions. These disputes could be costly and time consuming, and an unfavorable outcome could have a significant adverse effect on our business if we were not able to protect or license rights to these inventions. In addition, our research collaborators and scientific advisors generally have contractual rights to publish our data and other proprietary information, subject to our prior review. Publications by our research collaborators and scientific advisors containing such information, either with our permission or in contravention of the terms of their agreements with us, may impair our ability to obtain patent protection or protect our proprietary information, which could significantly harm our business.

Trade secrets may not provide adequate protection for our business and technology.

We also rely on trade secrets to protect our technology, especially where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our or our potential collaborators’ employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose our information to competitors. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, our enforcement efforts would be expensive and time consuming, and the outcome would be unpredictable. In addition, courts outside the U.S. are sometimes less willing to protect trade secrets. Moreover, if our competitors independently develop equivalent knowledge, methods or know-how, it will be more difficult for us to enforce our rights and our business could be harmed.

Risks Related to the Offering and the Common Stock

Our stock price may be volatile, and our stockholders’ investment in our stock could decline in value.

The market prices for our securities and those of other life sciences companies have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this prospectus, may have a significant impact on the market price of our common stock:

•	the receipt or failure to receive the additional funding necessary to conduct our business;

•	the progress and success of preclinical studies and clinical trials of our product candidates conducted by us or our future collaborative partners or licensees, if any;

•	selling by large stockholders;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	developments concerning any future collaborations;

•	publicity regarding actual or potential medical results relating to products under development by our competitors or us;

•	regulatory developments in the United States and foreign countries;

•	litigation;

•	economic and other external factors or other disaster or crisis; and

•	period-to-period fluctuations in financial results.

We do not intend to pay regular dividends on our common stock for the foreseeable future.

We do not expect for the foreseeable future to pay regular dividends on our common stock. If and when we ever receive proceeds from the sale or partnership of any of our programs, and depending on our then-current capital needs, we will consider returning transaction proceeds to our investors through special dividends or stock repurchases. However, any future determination to pay dividends on or repurchase shares of our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our success in completing sales or partnerships of our programs, our results of operations, financial condition, capital requirements, contractual restrictions and applicable law.

Our principal stockholders exert substantial influence over us and may exercise their control in a manner adverse to your interests.

Certain stockholders and their affiliates own a substantial amount of our outstanding common stock. These stockholders may have the power to direct our affairs and be able to determine the outcome of certain matters submitted to stockholders for approval. Because a limited number of persons control us, transactions could be difficult or impossible to complete without the support of those persons. Subject to applicable law, it is possible that these persons will exercise control over us in a manner adverse to your interests.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

SELLING STOCKHOLDERS

Beneficial ownership data in the table below has been calculated based on Commission rules requiring that all equity securities exercisable for or convertible into shares of our common stock within 60 days of March 29, 2006, shall be deemed to be outstanding for the purpose of computing the percentage of ownership of any person holding such exercisable or convertible equity securities, but shall not be deemed to be outstanding for computing the percentage of ownership of any other person.

Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person.

None of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

The shares of common stock covered by this prospectus may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. We are registering the shares of our common stock for resale by the selling stockholders defined below. None of the selling stockholders has had any position, office or other material relationship with us or any of our affiliates within the past three years, other than as a stockholder. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

All of the selling stockholders acquired the common stock to which this prospectus relates directly from us in transactions exempt from the registration requirements of the federal and state securities laws. Prior to issuance, each offeree and selling security holder represented to us that it was an accredited investor, as defined in Rule 501 of Regulation D pursuant to the Securities Act and that each was acquiring the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. All of the securities were issued solely to accredited investors, as defined in Rule 501 of Regulation D pursuant to the Securities Act.

In connection with the private placement, we agreed to file the registration statement of which this prospectus forms a part with the SEC covering the resale of the offered shares. We also agreed to prepare and file all amendments and supplements necessary to keep the registration statement effective until the earlier of the date on which the selling stockholders may resell all the shares covered by the registration statement without volume restrictions pursuant to Rule 144 under the Securities Act or any successor rule of similar effect and the date on which the selling stockholders have sold all the shares covered by the registration statement.

The following table has been prepared based solely upon information furnished to us as of March 29, 2006 by the selling stockholders listed below. The percentages shown in the table are based on 22,075,910 shares of common stock outstanding on March 29, 2006. The selling stockholders identified below may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their shares since the date on which the information in the preceding table is presented.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
	Number	Percent	Offered	Number	Percent
Joseph J. Grano, Jr. (1)	1,329,033	5.85	652,114	676,919	3.07
Walker Smith International Fund, Ltd. (2)	333,484	1.51	333,484	—	*
Walker Smith Capital (QP), L.P. (2)	257,420	1.17	257,420	—	*
Robert Charles Friese	161,290	*	161,290	—	*
SFI-Partial	160,503	*	160,503	—	*
Cimarron Overseas Equity Master Fund L.P.	129,032	*	129,032	—	*
Lewin Investments LLC	129,032	*	129,032	—	*
Silicon Prairie Partners, L.P.	129,032	*	129,032	—	*
Trust Under Will of A. Wilfred May, dated November 11, 1969	129,032	*	129,032	—	*
Melvyn Weiss	96,774	*	96,774	—	*
SRB Greenway Capital (QP), L.P.	86,700	*	86,700	—	*
Bushido Capital Master Fund, L.P.	80,645	*	80,645	—	*
Gamma Opportunity Capital Partners, L.P.	80,645	*	80,645	—	*
Arthur Shartsis	65,000	*	65,000	—	*
Edgewater Ventures	64,516	*	64,516	—	*
Edward Negley	64,516	*	64,516	—	*
John Micek III	64,516	*	64,516	—	*
Abbeville FLP	64,201	*	64,201	—	*
F&L Investments	64,201	*	64,201	—	*
Walker Smith Capital, L.P. (2)	54,258	*	54,258	—	*
WS Opportunity Fund International Ltd. (2)	48,710	*	48,710	—	*
WS Opportunity Fund (QP), L.P. (2)	44,322	*	44,322	—	*
James Patrick Tierney	40,000	*	40,000	—	*
WS Opportunity Fund, L.P. (2)	36,000	*	36,000	—	*
R. L. Clarkson	35,000	*	35,000	—	*
Richard D. Clarkson	35,000	*	35,000	—	*
Richard L. Clarkson, f/b/o Lucille S. Ball	35,000	*	35,000	—	*
Joel T. Leonard Trust, dated October 25, 1994	32,258	*	32,258	—	*
Joseph F. Barletta	32,258	*	32,258	—	*
Steven O’Kuhn	32,258	*	32,258	—	*
P. B. Walker Trust #2 FBO Parthenia R. Kiersted	32,101	*	32,101	—	*
P. B. Walker Trust #1 FBO Benson Ross	32,101	*	32,101	—	*
P. B. Walker Trust #2 FBO Amory L. Walker	32,101	*	32,101	—	*
Clay D. McCollor and Elissa McCollor	21,758	*	21,758	—	*
Michael Losh IRA	20,062	*	20,062	—	*
Maurice Micek	17,058	*	17,058	—	*
Shon Kwong and Laura Micek	17,058	*	17,058	—	*
Steven L. Zelinger	16,200	*	16,200	—	*
John Micek, Custodian for Gabriel Micek	16,129	*	16,129	—	*
John Micek, Custodian for Jordan Micek	16,129	*	16,129	—	*
John Micek, Custodian for Peter Micek	16,129	*	16,129	—	*
J.W. Pearson 1962 Trust UA, dated December 31, 1962	16,050	*	16,050	—	*
Cedric Vanzura	15,000	*	15,000	—	*
Greg J. Micek, Guardian for Gregory J. Micek Jr.	12,903	*	12,903	—	*
SRB Greenway Capital, L.P.	10,074	*	10,074	—	*
Craig Smith	7,062	*	7,062	—	*
Greg J. Micek, Guardian for Alexandria L. Micek	6,452	*	6,452	—	*
John A. Raiser Irrevocable Trust dated March 2, 1988	6,452	*	6,452	—	*
Susan Leader	6,420	*	6,420	—	*
Brooke Connell	6,420	*	6,420	—	*
Anne Reynolds	6,420	*	6,420	—	*
Jill Curran	6,420	*	6,420	—	*
Jesse Pearson	6,420	*	6,420	—	*
Maurice Micek, Custodian for Andrew Micek	6,129	*	6,129	—	*
Maurice Micek, Custodian for Benjamin Micek	6,129	*	6,129	—	*
C. Welch and D. Welch	4,815	*	4,815	—	*
Jeff Stroud and Jean Stroud	3,226	*	3,226	—	*
Stanley Smith and Pauline Smith	3,210	*	3,210	—	*
Anthony Simboli	3,210	*	3,210	—	*
K. E. Ingraham	3,210	*	3,210	—	*
M. Brady and K. Brady	3,210	*	3,210	—	*
Harry O’Mealia	3,210	*	3,210	—	*
Hayes Roberts	3,210	*	3,210	—	*
Mac Wilson	3,210	*	3,210	—	*
J. Welch and D. Welch, Custody	3,210	*	3,210	—	*
J. M. Hancock	3,210	*	3,210	—	*
Ryan Roberts	3,210	*	3,210	—	*
Jorge Peixoto	2,495	*	2,495	—	*
K. Salfas	1,605	*	1,605	—	*
P. Simboli	1,284	*	1,284	—	*
R. Kent Insley and Meegan Insley	715	*	715	—	*
Lori Gleason	642	*	642	—	*
Evan Smith	642	*	642	—	*

*	Represents beneficial ownership of less than 1%.
(1)	Consists of 652,114 shares of common stock; 77,419 shares of common stock issuable upon exercise of warrants exercisable within 60 days; and 549,500 shares of common stock issuable upon exercise of options exercisable within 60 days. Mr. Grano is a consultant to the Company. The address for Mr. Grano is c/o Centurion Holdings LLC, 375 Park Avenue, New York, NY 10152-0192.

(2)	Reid S. Walker and G. Stacy Smith are the general partners of WS Capital, LLC, which is the general partner of WS Capital Management, L.P., which is the general partner of Walker Smith Capital, L.P. and Walker Smith Capital (QP), L.P., and the agent and attorney-in-fact for Walker Smith International Fund, Ltd. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WSV Management, L.L.C., the general partner of WS Ventures Management, L.P., the general partner of WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P. and the agent and attorney-in-fact for WS Opportunity Fund International, Ltd.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the name of each such selling stockholder and of the participating broker-dealers, the number of shares involved, the price at which such shares of common stock were sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholders has represented and warranted at the time of purchase of the securities to us that it did not have any agreements, plans or understandings, directly or indirectly, with any person or entity to distribute any of the securities. Selling stockholders that sell or otherwise transfer shares under this prospectus are required to deliver a copy of this prospectus and any supplements to this prospectus in the manner set forth in the Securities Act.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Exchange Act during such time as they may be engaged in a distribution of the shares of common stock. The foregoing may affect the marketability of the common stock.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling stockholders will be responsible for any commissions, discounts and related selling expenses.

LEGAL MATTERS

The validity of the issuance of the shares of our common stock described herein has been passed upon for us by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2005, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Singer Lewak Greenbaum & Goldstein LLP’s report given their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed on March 31, 2006, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	Our Current Report on Form 8-K (other than information contained in Current Reports on Form 8-K that is furnished, but not filed) filed on January 20, 2006; and

•	Our Registration Statement on Form 8-A filed on March 14, 2006, pursuant to Section 12(b) of the Exchange Act, which describes our common stock, and any further amendment or report filed hereafter for the purpose of updating such description.

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or website. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Medivation, Inc.

501 Second Street, Suite 211

San Francisco, CA 94107

(415) 543-3470

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus.

You should not unduly rely on these forward-looking statements, which speak only as of the date on which it is made. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus. The reports we file from time to time with the SEC are available to the public over the Internet at the SEC’s website http://www.sec.gov as described under the heading “Where You Can Find More Information.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Distribution

The following table lists the costs and expenses payable by the registrant in connection with the sale of the common stock covered by this prospectus other than any sales commissions or discounts, which expenses will be paid by the selling stockholders. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$6,143
Legal fees and expenses	100,000
Accounting fees and expenses	100,000
Miscellaneous fees and expenses	8,857

Total	$215,000

Item 15. Indemnification of Directors and Officers

Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and their respective controlling persons, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

Amended and Restated Certificate of Incorporation

Article Ninth of the amended and restated certificate of incorporation of the company provides that the personal liability of the directors of the company shall be eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended and supplemented.

Article Tenth of the amended and restated certificate of incorporation of the company provides that company shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Indemnification Agreements

We also enter into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

Liability Insurance

We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Item 16. Exhibits

Exhibit Number
4.1		Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form SB-2 of Medivation, Inc. (formerly Orion Acquisition Corp. II) (No. 333-03252)).

5.1	*	Opinion of Latham & Watkins LLP, counsel to the registrant

23.1		Consent of Independent Registered Public Accounting Firm

23.2	*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1		Power of attorney (contained on signature page)

*	Previously filed.

Item 17. Undertakings

A. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however,

A.	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.

If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That it will not file a registration statement with respect to the shares held by affiliates, officers and directors of the Registrant or broker-dealers or affiliates of broker-dealers who were named as selling stockholders in Amendment No. 1 of this Registration Statement for one year after April 25, 2005. The offering will be made at a fixed price for the duration of the offering and the selling stockholders will each be named as underwriters.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 3rd day of April 2006.

MEDIVATION, INC.

By:	/s/ C. Patrick Machado
Name: C. Patrick Machado

Title: Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David T. Hung and C. Patrick Machado, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ David T. Hung, M.D. David T. Hung, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	April 3, 2006

/s/ C. Patrick Machado C. Patrick Machado	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	April 3, 2006

/s/ Daniel D. Adams Daniel D. Adams	Director	April 3, 2006

/s/ Gregory H. Bailey Gregory H. Bailey	Director	April 3, 2006

/s/ Kim D. Blickenstaff Kim D. Blickenstaff	Director	April 3, 2006

EXHIBIT INDEX

Exhibit Number

4.1	Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form SB-2 of Medivation, Inc. (formerly Orion Acquisition Corp. II) (No. 333-03252)).

5.1*	Opinion of Latham & Watkins LLP, counsel to the registrant

23.1	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1	Power of attorney (contained on signature page)

*	Previously filed.